Contact:	Exhibit 99.1
Richard M. Cobb, SVP & Controller 336-369-0900
NewBridge Bancorp Reports 2008 Second Quarter Financial Results,
Announces Reduction in Cash Dividend and Directors’ Fees
GREENSBORO, N.C., August 1, 2008 — NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), the parent company of NewBridge Bank (the “Bank”), today reported its financial results for the second quarter ended June 30, 2008, and announced a reduction in its quarterly cash dividend and the fees paid to its Board of Directors.
Net income in the second quarter of 2008 was $260,000, or $0.02 per diluted share, compared to $1,709,000, or $0.20 per diluted share, in the second quarter of 2007. NewBridge was formed through the merger (the “Merger”) of FNB Financial Services Corporation (“FNB”) into LSB Bancshares, Inc. (“LSB”), which became effective on July 31, 2007. In accordance with purchase accounting rules, the prior year financial information does not include any data for FNB as of, or for the period ended, June 30, 2007.
For the current quarter, net interest income increased to $16.7 million from $10.2 million in the year-ago period. The provision for credit losses was $5.6 million in 2008’s second quarter, versus $1.2 million in the second quarter of 2007. Noninterest income rose to $6.8 million, versus $3.4 million in 2007, while noninterest expense in 2008 increased to $17.5 million from $10.0 million in 2007. Noninterest income in 2008’s second quarter included $2.1 million in gains on the sales of investment securities.
For the six months ended June 30, 2008, net income was $3.3 million, or $0.21 per diluted share, compared to $3.5 million, or $0.41 per diluted share, in the first six months of 2007. Net interest income increased to $34.1 million in the six months ended June 30, 2008 versus $20.5 million in the year-ago period. The provision for credit losses increased to $6.0 million for the first six months of 2008, from $2.1 million for the same period in 2007. Noninterest income for the first six months of 2008 was $11.3 million, compared to $6.8 million in 2007, while noninterest expense increased to $34.7 million from $20.0 million.
As of June 30, 2008, total assets were approximately $2.06 billion, essentially unchanged from December 31, 2007, and up 102.5% from $1.02 billion at the year-ago date. Net loans were $1.54 billion at June 30, 2008, an increase of 5.7%, from $1.46 billion at December 31, 2007 and 96.7% from $784.4 million at June 30, 2007. Deposits at the end of 2008’s second quarter were $1.68 billion, which was an increase of 3.1% from $1.63 billion at December 31, 2007 and 96.7% from $852.8 million at June 30, 2007. Other borrowings at June 30, 2008 were $76.9 million, down 22.8%, from $99.5 million at December 31, 2007.
Nonperforming assets, which includes nonaccrual loans, accruing loans more than 90 days past due, other real estate owned and renegotiated debt, totaled $31.9 million at June 30, 2008, versus $17.2 million at December 31, 2007 and $10.5 million at June 30, 2007. The increase from the 2007 year-end total was primarily driven by a $12.1 million increase in non-accrual loans, reflecting some deterioration in credit quality due principally to the current economic environment. The allowance for credit losses at the end of 2008’s second quarter was $31.3 million, or 1.99% of outstanding loans, compared to $30.4 million, or 2.04% of outstanding loans, at December 31, 2007.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge, said: “We are obviously disappointed with our second quarter results, which have been impacted by weakness in the economy. We are taking a number of steps to prepare the Company to emerge from this economic downturn in a strong competitive position. While we will continue to make loans to quality commercial and retail borrowers, we are also continuing our efforts to reduce operating expense levels by carefully evaluating every aspect of our banking operations. To date, approximately half of the $8 million in identified cost savings from the Merger have been realized, and we have reduced our number of full time equivalent employees 18% to 565 at June 30, 2008. We continue to look for additional ways to improve profitability, and recently launched “Project NOW”, a Company-wide program to engage the entire organization in improving operating efficiencies and increasing revenues.”
NewBridge also streamlined its branch network, closing one full service branch and two limited service branches in May 2008, and one full service branch in July 2008. These four branches had a total of $48.7 million in deposits as of March 31, 2008. Following the branch closures, the customer relationships were reassigned to other NewBridge Bank branches.
Shareholders’ equity totaled $187.7 million at June 30, 2008, and represented an equity-to-assets percentage of 9.1%, with 15.66 million shares outstanding at quarter end. No shares were repurchased under the Company’s stock repurchase program in the second quarter of 2008. As of June 30, 2008, the Company had approximately $50.3 million in goodwill. In accordance with purchase accounting rules, as of July 31, 2008 the Company will evaluate the goodwill it recorded in connection with the Merger. In the event the goodwill is deemed to be impaired, it will be adjusted in the third quarter of 2008.
The Company also announced that at its July 31, 2008 meeting, the Board of Directors decided to reduce the quarterly cash dividend on common stock from $0.17 per share to $0.05 per share, and declared a dividend at that rate, payable on October 15, 2008 to shareholders of record on October 1, 2008. The most recent quarterly cash dividend of $0.17 per share of common stock was paid on July 15, 2008 to shareholders of record on July 1, 2008. The decision to reduce the cash dividend was based on many factors, including but not limited to, the Company’s recent financial trends, the uncertain economic environment and the capital positions of the Bank and Company, all of which currently exceed the minimum levels for “well capitalized” banks and bank holding companies. Additionally, the Board considered projected capital levels under various economic and growth scenarios, relying on internally prepared evaluations as well as analyses from independent consultants.
The Board of Directors also reduced Board meeting fees by one-half, effective retroactively to July 1, 2008. The Board took this action in recognition of its lowering of the dividend rate per share.
Commenting on the reductions in the dividend and directors’ fees, Mr. Ridgill stated, “The determination to reduce the cash dividend is one of the most difficult decisions we have had to make. Our overriding concern remains the long-term success and vitality of our Company. While the Bank and Company are well capitalized, our analysis indicated that the prudent course of action, particularly given the uncertain economic environment, was to preserve capital in order to maintain a position of strength and to support the continuation of our strong loan growth.” With respect to the reduction of Board meeting fees, Mr. Ridgill noted that “The Directors believe that they should contribute to the lowering of expenses, which should enhance the Company’s return to higher profitability.”
As of June 30, 2008, the Company’s percentage of total risk-based capital to risk-weighted assets was 10.38%, versus a minimum requirement of 10.00% for “well capitalized” bank holding companies. As of the same date, the Bank had unused lines of credit exceeding $240 million from various financial institutions.
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., a registered broker dealer.

NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2 billion. The Bank has 36 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. It maintains operations facilities in Lexington and Reidsville, NC. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge Bancorp and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.
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NewBridge Bancorp and Subsidiary
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except per share data)

	June 30	December 31	June 30
	2008	2007	2007

Assets
Cash and due from banks	$45,360	$54,011	$31,656
Interest-bearing bank balances	13,084	4,678	863
Federal funds sold	1,390	2,173	11,359
Investment securities:
Held to maturity, at amortized cost	27,809	27,901	27,916
Available for sale, at market value	206,117	341,522	124,786
Loans	1,574,141	1,490,084	794,481
Less, allowance for credit losses	(31,281)	(30,370)	(10,094)

Net Loans	1,542,860	1,459,714	784,387
Premises and equipment, net	45,564	43,886	19,798
Goodwill	50,312	50,312	490
Accrued income and other assets	130,483	73,161	17,337

Total assets	$2,062,979	$2,057,358	$1,018,592

Liabilities
Deposits:
Non-interest bearing (1)	$176,510	$175,493	$109,843
Savings, NOW and money market accounts (1)	642,065	638,023	438,176
Certificates of deposit	859,260	814,204	304,775

Total deposits	1,677,835	1,627,720	852,794
Borrowings from the Federal Home Loan Bank	103,000	118,000	69,000
Other borrowings	76,878	99,524	718
Accrued expenses and other liabilities	17,533	18,961	6,466

Total liabilities	1,875,246	1,864,205	928,978

Shareholders’ equity
Preferred stock, par value $.01 per share:
Authorized 10,000,000 shares; none issued	—	—	—
Common stock, par value $5.00 per share: Authorized 50,000,000 shares; issued 15,655,868 shares at 6/30/08, 15,694,068 shares at 12/31/07 and 8,390,748 shares at 6/30/07	78,279	78,470	41,954
Paid-in capital	85,315	85,412	7,941
Directors’ deferred compensation plan	(641)	(1,301)	(1,076)
Retained earnings	26,682	28,751	43,283
Accumulated other comprehensive income (loss)	(1,902)	1,821	(2,488)

Total shareholders’ equity	187,733	193,153	89,614

Total liabilities and shareholders’ equity	$2,062,979	$2,057,358	$1,018,592

Book value per share	$11.99	$12.30	$10.68
Tangible book value per share	8.39	8.69	10.62
(1)	At June 30, 2007, $48,166 of previously reported non-interest bearing deposits has been reclassified to money market accounts.

NewBridge Bancorp and Subsidiary
Consolidated Statements of Income
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30

	2008	2007	2008	2007

Interest Income
Interest and fees on loans	$25,339	$15,660	$52,680	$30,998
Interest on investment securities:
Taxable	3,173	1,253	6,527	2,488
Tax exempt	1,210	297	2,354	615
Interest-bearing bank balances	226	89	473	190
Federal funds sold	8	118	32	220

Total Interest Income	29,956	17,417	62,066	34,511

Interest Expense
Deposits	10,845	6,319	23,022	12,335
Borrowings from the Federal Home Loan Bank	1,556	848	2,985	1,675
Other borrowings	879	2	1,918	4

Total Interest Expense	13,280	7,169	27,925	14,014

Net Interest Income	16,676	10,248	34,141	20,497
Provision for credit losses	5,567	1,191	6,026	2,148

Net interest income after provision for credit losses	11,109	9,057	28,115	18,349

Noninterest Income
Service charges on deposit accounts	2,246	1,675	4,441	3,158
Gains on sales of mortgage loans	102	76	241	152
Other operating income	4,433	1,674	6,648	3,498

Total Noninterest Income	6,781	3,425	11,330	6,808

Noninterest Expense
Personnel expense	9,410	5,291	18,579	10,609
Occupancy expense	1,096	496	2,258	999
Furniture and equipment expense	1,005	593	2,126	1,192
Other operating expense	5,984	3,586	11,712	7,231

Total Noninterest Expense	17,495	9,966	34,675	20,031

Income before income taxes	395	2,516	4,770	5,126
Income Taxes	135	807	1,500	1,647

Net Income	$260	$1,709	$3,270	$3,479

Earnings Per Share
Basic	$0.02	$0.20	$0.21	$0.41
Diluted	$0.02	$0.20	$0.21	$0.41

Weighted Average Shares Outstanding
Basic	15,655,868	8,400,721	15,671,656	8,408,925
Diluted	15,720,286	8,404,524	15,727,854	8,418,100

NewBridge Bancorp and Subsidiary
Financial Highlights
(Unaudited, dollars in thousands)

	Three months ended
	June 30	June 30	Change from
	2008	2007	Q2 2007

Average balances:
Loans	$1,566,968	$784,526	96.4%
Earning assets	1,929,174	942,586	104.7
Total assets	2,106,342	998,437	111.0
Interest-bearing deposits	1,459,705	734,934	98.6
Total deposits	1,628,240	838,883	94.1

Allowance for credit losses:
Beginning balance	$30,310	$9,722	211.8%
Provision for credit losses	5,567	1,191	367.4
Loans charged off	(4,963)	(973)	410.1
Recoveries	367	154	138.3

Ending balance	$31,281	$10,094	209.9

Other data
Return on average assets	0.05%	0.69%
Return on average shareholders’ equity	0.54%	7.56%
Net interest margin*	3.57%	4.40%
(*fully taxable equivalent basis)

NewBridge Bancorp and Subsidiary
Financial Highlights
(Unaudited, dollars in thousands)

Six months ended
June 30	June 30	Change from
2008	2007	Q2 2007

Average balances:
Loans	$1,539,849	$777,566	98.0%
Earning assets	1,908,126	935,041	104.1
Total assets	2,089,985	991,084	110.9
Interest-bearing deposits	1,463,491	729,652	100.6
Total deposits	1,632,324	832,133	96.2

Allowance for credit losses:
Beginning balance	$30,370	$9,564	212.4%
Provision for credit losses	6,026	2,148	406.0
Loans charged off	(6,629)	(2,053)	581.3
Recoveries	1,514	435	883.1

Ending balance	$31,281	$10,094	209.9

Other data
Return on average assets	0.31%	0.71%
Return on average shareholders’ equity	3.31%	7.75%
Net interest margin*	3.69%	4.46%
(*fully taxable equivalent basis)

Nonperforming assets
Nonperforming loans:
Past due 90 days or more and still accruing	$1,053	$2,020	(47.9)%
Nonaccrual loans	24,381	3,960	515.7
Restructured loans	267	96	178.1

Total nonperforming loans	25,701	6,076	323.0
Other real estate	6,201	4,392	41.2

Total nonperforming assets	$31,902	$10,468	204.8

Asset quality data
Nonperforming assets to total assets	1.55%	1.03%
Nonperforming loans to total loans	1.63%	0.76%
Nonperforming loans to total assets	1.25%	0.60%
Allowance for credit losses to total loans	1.99%	1.27%
Allowance for credit losses to nonperforming loans	1.22	x	1.66	x
Net charge-off percentage (annualized)	0.65%	0.42%